Harland Clarke Holdings Corp.
Announces Launch of Offering of $50.0 Million of Additional 9.75% Senior Secured Notes

San Antonio, TX - May 15, 2013 - Harland Clarke Holdings Corp. (the "Company") announced today that it plans to issue $50.0 million aggregate principal amount of 9.75% senior secured notes due 2018 (the "Additional Notes") in a private placement not registered under the Securities Act of 1933, as amended. The Additional Notes will be issued under an Indenture, dated as of July 24, 2012 and amended on February 20, 2013 (as amended, the "Indenture"), under which the Company previously issued $235.0 million aggregate principal amount of 9.75% Senior Secured Notes due 2018 (the "Original Notes"). The Additional Notes will trade as a single series with the Original Notes and will be treated substantially the same as the Original Notes under the Indenture. The Company intends to use the net proceeds from the offering for general corporate purposes, including (together with cash on hand) the optional redemption of a portion of the Company's 9.50% Senior Fixed Rate Notes due 2015.
The Additional Notes and related guarantees have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. This offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Harland Clarke Holdings Corp.
Harland Clarke Holdings has four business segments, which are operated by Harland Clarke, Harland Financial Solutions, Scantron, and Faneuil. Harland Clarke is a provider of checks and related products, direct marketing services, customized business and home office products, and security solutions. Harland Financial Solutions provides technology products and related services to financial institutions. Scantron is a leading provider of data management solutions and related services to educational, commercial and governmental entities. Faneuil is a leading provider of business process outsourcing and managed services with expertise in contact centers, violations processing centers and toll operations and provides patient information collection and tracking services, managed technical services and related field maintenance services to educational, commercial, healthcare and government entities.

Contact:
Harland Clarke Holdings Corp.
Martin Wexler, 210.697.6251
Vice President/Treasurer